Exhibit 99.1
MEDIA RELEASE
OFFER FOR MAGELLAN PETROLEUM AUSTRALIA LIMITED (“MPAL”)
MAGELLAN PETROLEUM CORPORATION
ANNOUNCES INTENTION TO WAIVE
90% MINIMUM ACCEPTANCE CONDITION
HARTFORD, Conn., United States, SYDNEY, Australia March 8, 2006 — Magellan Petroleum Corporation (NASDAQ Capital Market — trading symbol MPET) (“Magellan”) today announced that, irrespective of any other rights under the Offer, it will waive the 90% minimum acceptance condition upon Magellan receiving acceptances taking its relevant interest in MPAL to 80%.
On March 3, 2006, MPAL’s independent directors, in MPAL’s third supplementary target’s statement, said that MPAL shareholders who have a short term investment horizon and who seek liquidity may wish to accept the Revised Offer, as MPC Shares are more liquid than MPAL Shares.
Magellan’s chairman, Mr Walter McCann, said “Given the statements made by MPAL’s independent directors and Magellan’s decision to waive the 90% minimum acceptance condition upon receiving acceptances which take Magellan’s interest to 80%, we would encourage MPAL shareholders to avoid delay in accepting Magellan’s Final Offer.”
Mr McCann also said “Magellan shares provide liquidity and they are trading at a price which presents an attractive Offer premium to the present market value of MPAL. At Magellan’s volume weighted average price of US$1.93* from December 23, 2005 to March 7, 2006, at the prevailing exchange rate and Offer ratio, the Benchmark Offer Consideration was valued at A$2.06 per MPAL Share. This is a 43% premium to MPAL’s closing price of A$1.435 on March 7, 2006.”
Offer Timing
To take advantage of the Offer MPAL Shareholders should submit their Acceptance Forms so as to be received by Magellan’s share registry, by March 9, 2006, the Conditions Notice Date for the Offer.
Magellan’s Offer is scheduled to close at 7:00 p.m. (Sydney time) on March 17, 2006 unless extended further.
If MPAL Shareholders have any questions in relation to the Offer, they should call the information line on 1300 551 398 if calling within Australia or +61 3 9415 4303 if calling from outside Australia.
* Magellan’s closing price on March 7, 2006 was US$1.75.